Consulting Agreement

This AGREEMENT, effective as of April 30th, 2012, by and between AXXESS PHARMA, INC., a company duly organized and existing under the laws of the state of Delaware (hereinafter referred to as "AXXESS"), and whose primary place of business is 2681 Eglinton Ave West, Toronto, M6M 1T8, Canada and P. Daniel Bagi, M.D., an individual, residing at Bosque de Caobas 86, Bosques de las Lomas, Mexico, D.F. 11700 (hereinafter referred to as "Consultant").

Recitals

The parties recite and declare:

AXXESS develops and manufactures medicinal products in a competitive market and markets its products through various channels.

AXXESS is seeking to retain an independent consultant to advise and assist in the launch of these products in Mexico, Canada and other territories; and assist in other areas as agreed upon from time to time

Consultant has represented himself as possessing knowledge and expertise pertaining to the Project.

Consultant is willing to be retained by AXXESS, and AXXESS is willing to retain Consultant, in accordance with the terms, covenants, and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, AXXESS and Consultant agree as follows:

Section One
Engagement

1.1 AXXESS hereby retains Consultant to provide consulting services relating to the Project, and Consultant hereby accepts such engagement and agrees to render the services as set forth in Exhibit A (the "Services"), which is attached hereto and incorporated by reference herein.

1.2 Consultant shall work on-site for the number of hours required by AXXESS per month, and shall dedicate sufficient resources to complete the required tasks within the time frame prescribed by AXXESS.

1.3 Consultant shall render the Services subject to the general supervision and pursuant to the orders, advice, and direction of AXXESS and upon mutual agreement of both parties.

1.4 Consultant shall perform such other duties as are customarily performed by one retained by other, same, or similar business or enterprises as that engaged in by AXXESS, and shall also additionally render such other and unrelated services and duties as may be determined by mutual agreement between AXXESS and Consultant.

1.5 Consultant shall work on any other tasks deemed to be necessary for the advancement of AXXESS's commercial and/or clinical initiatives in Mexico, US and Canada, and any other territories.

1.6 Consultant shall report on a weekly basis to a person of AXXESS' choosing the tasks performed that week. This reporting may be done in the form of phone calls, e-mails, or a written report.

Section Two
Term of Agreement

2.1 This Agreement shall continue for two years after the effective date. Thereafter this Agreement shall continue on three-month basis until the completion of the Services, or when AXXESS gives Consultant thirty (30) days written notice of its desire to terminate this Agreement, whichever occurs earlier.

2.2 Consultant reserves the right to terminate this Agreement at any time, upon thirty (30) days' prior written notice, if AXXESS fails to compensate Consultant in a timely manner for services rendered or expenses incurred in the course of performing services.

2.3 AXXESS reserves the right to terminate this Agreement at any time, upon thirty (30) days' prior written notice, if Consultant breaches any material terms, covenants, or conditions set forth in this Agreement, or provides negligent services.

Section Three
Compensation of Consultant

3.1 AXXESS shall pay Consultant US$2,500/monthly paid on the first day of each month and upon the receipt by AXXESS of Consultant's invoice as a payment against expenses incurred by consultant detailing work done. Once AXXESS obtains funding of at least $100,000, AXXESS will pay immediately to Consultant a monthly retainer of US$5,000/month, retroactively from May 1st 2012. Once capital has been raised, and deposited into AXXESS, the monthly retainer will be US$5,000/month.

3.2 AXXESS shall also compensate Consultant with shares of the company beginning with 5,000,000 common shares, or 10% of the total outstanding shares of AXXESS whichever amount is higher, upon execution of this agreement,

3.3 AXXESS will be responsible for all expenses related to the Services including, but not limited to, travel expenses, support expenses, and any such expenses as AXXESS authorizes in

writing to Consultant. AXXESS shall pay for any required translation, or filing fees as required by COFEPRIS in Mexico with prior approval in writing by AXXESS.

Section Four
Confidentiality, Non-Competition and Trade Secrets

4.1 Except as required in the performance of the Services, Consultant, along with its employees, agents, representatives, officers, and all related personnel or entities under Consultant's control, shall not disclose or transmit to anyone, either during or after its period of consultancy employment hereunder, any confidential or proprietary information, specifications, processes, trade secrets, or other business information of any nature which was obtained from AXXESS during the term of this Agreement without the prior written approval of AXXESS.

4.2 Consultant agrees that during the terms of this Agreement and for a period of two (2) years following the termination of this Agreement, Consultant will not directly or indirectly:

a. as an individual proprietor, partner, stockholder, officer, employee, director, consultant, agent, joint venture, investor, lender, or in any other capacity whatsoever, alone or in association with others, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity which is in competition with any business of AXXESS related to the Services in any state of the United States or any other foreign countries in which AXXESS transacts business during the term of this Agreement or on the date of its termination, without the express written consent of AXXESS;
b. recruit or otherwise solicit or induce any person (natural or otherwise) who is at the time an employee or consultant of AXXESS to terminate his or her employment with, or otherwise cease his or her relationship with AXXESS, or hire any such employee or consultant who has left AXXESS's employ within one (1) year after termination of such employee's or consultant's employment with AXXESS; or
c. solicit any person (natural or otherwise) who is or who had been a customer or supplier of AXXESS at any time during the term of this Agreement.

Section Five
Ownership

5.1 All of the results, intellectual property (including potential patents) and proceeds stemming from Consultant's Services hereunder shall be deemed "works made for hire" specially ordered or commissioned by AXXESS. Consultant specifically agrees that ownership of such results, intellectual property and proceeds belongs to AXXESS.

Section Six
Warranty by Consultant

6.1 Consultant represents and warrants to AXXESS that he has the experience and ability to perform the Services herein; that he shall perform the Services in a professional, competent, and timely manner; that he has the power to enter into and perform this Agreement; and that his

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performance of this Agreement shall not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

Section Seven
Indemnification

7.1 AXXESS shall defend, indemnify and hold Consultant harmless from and against any and all claims, demands, actions, and causes of action arising out of or related to Consultant's provision of the Services under this Agreement, provided however, that this indemnification shall not hold Consultant harmless from Consultant's own negligence, gross negligence, or willful misconduct.

Section Eight
General

8.1 Consultant agrees that it will at all times faithfully, industriously, and to the best of its ability, experience, and talents, perform all of the Services that may be required of and from it and pursuant to express and implicit terms of this Agreement, to the reasonable satisfaction of AXXESS.

8.2 Consultant is authorized to act for and on behalf of AXXESS in so far as is reasonably necessary to perform or render the Services herein contemplated. However, Consultant shall not have the right to make any contracts or commitments or create any obligations for or on behalf of, in the name of, or binding upon AXXESS without first obtaining the express written consent of AXXESS. Nothing contained herein shall be construed to create an association, trust, partnership or joint venture of any type or nature whatsoever. The parties agree that Consultant is an independent contractor, and is not an employee of AXXESS for any purpose. Each party shall be individually and severally liable for its own obligations under this Agreement.

8.3 This Agreement contains the complete agreement between the parties and supersedes any and all prior written or verbal agreements concerning consulting services between AXXESS and Consultant.

8.4 Each and all the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns. Consultant shall not assign its rights or obligations under this Agreement.

8.5 All notices under this Agreement shall be directed to the parties at their addresses set forth above, and shall be considered delivered when deposited in the United States Mail, first class postage prepaid.

8.6 Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

8.7 If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions shall remain in full force and effect.

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8.8 All disputes and claims relating to this Agreement shall be settled totally and finally by arbitration in County of Wayne, State of Michigan. Each party to the arbitration shall be responsible for its own costs and expenses of arbitration.

8.9 This Agreement shall be construed in accordance with the laws of the State of Michigan. For all disputes and claims not subject to arbitration, jurisdiction and venue will be in Wayne County, State of Michigan.

8.10 The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

AXXESS.

By:______________________

Date: Apr 30/2012.

Consultant

By: D Baji

President

Date: April 30, 2012